EXHIBIT 10.1

AMENDMENT TO STOCK PURCHASE WARRANT

THIS AMENDMENT TO STOCK PURCHASE WARRANT (the “Amendment”) is made on August 14, 2008, by and between Richard E. Caruso (the “Holder”) and Health Discovery Corporation, a Georgia corporation (the “Company”).

RECITALS

A.    The Company granted on August 27, 2007, to Holder a Stock Purchase Warrant (the “Stock Purchase Warrant”) to purchase 1,500,000 shares of Company common stock, which vest over three years and expire in six years and have an exercise price of $0.08, a portion of which have not vested as of the date of this Amendment.

B.    The Stock Purchase Warrant provides that, upon Holder ceasing to be a director, any unvested warrants will not continue to vest.

C.    Holder has informed the Company of his desire to resign as a director effective August 15, 2008.

D.    Holder and the Company have agreed that Holder will continue to serve the Company as an advisor.

E.    The Holder and the Company desire to amend to the terms of Stock Purchase Warrant, and the parties wish to memorialize their agreement in writing.

NOW, THEREFORE, for and in consideration of the mutual agreements herein stated, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Company and Holder agree as follows:

1.     Section 2(b) shall be deleted and replaced with the following:

(b)  The Warrant Shares shall become vested in equal installments of 250,000 Warrant Shares at each six-month anniversary of the Grant Date (the “Vested Portion”).  The right of the Holder to vest in Warrant Shares shall cease immediately when Holder is no longer engaged as an advisor of the Company, whether by reason of death, disability or otherwise and, thereafter, no further Warrant Shares shall become vested.

2.     The first sentence of Section 2(c) shall be deleted and replaced with the following:

(c)  Notwithstanding the vesting limitations set forth in this Section 2, in the event of a Change in Control, the Warrant will be fully vested and exercisable as of a date determined by the Company which is no less than thirty (30) days prior to the effective date of the Change in Control; provided that the Holder is engaged as an advisor of the Company on the date of the Change in Control.

3.     No Other Amendment or Waiver.  The Stock Purchase Warrant, as amended by this Amendment, remains in full force and effect in accordance with its terms, and Company and Holder hereby ratify and confirm the same.

4.     Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one instrument.

5.     Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

6.     Section References.  Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever.

IN WITNESS WHEREOF, Company and Holder have executed this Amendment as of the day and year first written above.

HOLDER:

/s/ Richard E. Caruso
Richard E. Caruso

HEALTH DISCOVERY CORPORATION

By: /s/ Stephen D. Barnhill, M.D.
Name: Stephen D. Barnhill, M.D.
Title: Chief Executive Officer